Exhibit 99

ADESA Reports Fourth Quarter and Full-Year 2005 Results

Financial Highlights

•                  Record fourth quarter revenues of $238.6 million, up 6.8%

•                  Record annual revenues of $968.8 million, up 4.7%

•                  Fourth quarter income from continuing operations up 5.9 percent to $23.3 million, or $0.26 per share

•                  Annual income from continuing operations up 15.7% to $126.1 million

•                  Full-year EPS from continuing operations of $1.40, up 17.1%

•                  Full-year adjusted EPS of $1.41, up 8.3%

Carmel, IN, February 13, 2006—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its fourth quarter and annual financial results for the period ended December 31, 2005.  For the fourth quarter of 2005, the company reported that net income rose 5.5 percent from the fourth quarter of 2004 to $23.1 million, or $0.26 per share, on revenues of $238.6 million.  For the fourth quarter of 2004, the company reported net income of $21.9 million, or $0.24 per share, on revenues of $223.4 million.

“We are proud of the many accomplishments we achieved in 2005 - which was ADESA’s first full year as an independent public company,” said David Gartzke, ADESA Chairman, Chief Executive Officer and President.  “In addition to increasing shareholder value, we set new records for both revenue and earnings, while operationally we further strengthened our management team.  Strategically, we deployed more than $84 million of capital in order to broaden our geographic footprint, improve operations and enhance our customer service offerings.  In summary, we believe that these accomplishments, in tandem with our continued focus on more aggressively deploying our capital, should further strengthen our long-term business position.”

2005 Business Highlights

•                  Strengthened senior management team

•                  Increased auction capacity at key facilities

•                  Improved focus on growing dealer consignment business

•                  Acquired one used vehicle auction and five salvage auctions and organically added one location for AFC and one salvage auction

•                  Increased financial flexibility and lowered funding costs via debt refinancing

•                  Achieved all-time record loan transaction volume of 1.1 million

•                  Improved technology offerings via roll-out of Auction Access®

•                  Repurchased 1.9 million shares of common stock

Quarterly Consolidated Results

For the fourth quarter of 2005, the company reported a 6.8 percent increase in revenues to $238.6 million, compared with $223.4 million in the fourth quarter of 2004.  The $15.2 million increase in revenue was primarily due to higher revenue per vehicle sold, benefits from recent acquisitions and Canadian currency translation which favorably impacted revenue by approximately $1.9 million.

Net income for the fourth quarter was $23.1 million, or $0.26 per share, compared with net income of $21.9 million, or $0.24 per share, in the fourth quarter of 2004.  For the quarter ended December 31, 2005, the company had approximately 90.0 million shares outstanding on a weighted average diluted basis, compared with 92.4 million shares for the same quarter in 2004.

Quarterly Segment Results

Fourth quarter 2005 operating profit for the company’s Auction and Related Services (ARS) segment increased 6.8 percent to $29.7 million, compared with $27.8 million in the fourth quarter of 2004.  Due primarily to selective fee increases – driven in part by higher wholesale used vehicle prices, higher transportation revenue and favorable Canadian currency translation, revenue per vehicle sold for the ARS segment increased to $460 compared with $430 for the same quarter in 2004.  The higher transportation revenues and favorable Canadian currency translation had corresponding increases in cost of services.

Due primarily to a decline in loan transactions (down approximately three percent to 260,000), the company’s Dealer Financing segment reported a slight decline in fourth quarter operating profit to $18.3 million, compared with $18.4 million in the fourth quarter of 2004.  Fourth quarter 2005 operating profit was also impacted by certain legal, transaction, and employee training, travel and relocation costs.  Revenue per loan transaction for the quarter increased seven percent to $123 from $115 in the fourth quarter of 2004.

Quarterly segment income statements, including statistical information, for 2005, 2004, 2003 and 2002 can be found at the company’s Web site www.adesainc.com.

Full-Year Consolidated Results

For the year ended December 31, 2005, the company reported revenue of $968.8 million and net income of $125.5 million (or $1.39 per diluted share), compared with revenue of $925.5 million and net income of $105.3 million (or $1.15 per diluted share) in 2004.  Relative to 2004, Canadian currency favorably impacted revenue by approximately $13.0 million, while net income for 2005 was negatively impacted by incremental interest and corporate expenses of approximately $11.8 million, or $7.2 million net of tax.

Financial results for 2005 included debt refinancing costs of $1.5 million net of tax, or $0.01 per diluted share, as well as a loss from discontinued operations of $0.6 million net of tax, or $0.01 per diluted share.  In 2004, the company incurred debt prepayment and certain transaction-related costs of $10.3 million net of tax, or $0.11 per diluted share, as well as a loss from discontinued operations of $3.7 million net of tax, or $0.04 per diluted share.  Excluding these non-recurring costs and results of discontinued operations, the company would have reported 2005 earnings per diluted share of $1.41, an 8.3 percent increase as compared with diluted earnings per share of $1.30 in 2004.  For 2005, the company had approximately 90.3 million shares outstanding on a weighted average diluted basis, compared with 91.5 million shares in 2004.

2006 Outlook

Excluding approximately $0.03 per diluted share resulting from the adoption of Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-based Payment, ADESA expects 2006 income from continuing operations to be approximately $137 million to $143 million resulting in diluted earnings per share from continuing operations in the range of approximately $1.50 to $1.58.

Including the impact of SFAS 123(R), the company expects 2006 income from continuing operations to be approximately $134 million to $140 million resulting in diluted earnings per share from continuing operations in the range of approximately $1.47 to $1.55.  EPS ranges are based on an estimated weighted average diluted share count in the range of approximately 90.5 million shares to 91.5 million shares.

ADESA provides earnings guidance on a continuing operations basis because management believes that this presentation provides useful information to investors to assist them in evaluating the company’s results period over period.  As a result, guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate future items such as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 53 ADESA used vehicle auction sites, 36 Impact salvage vehicle auction sites and 84 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.

Earnings Webcast Information

As previously announced, ADESA will conduct a live webcast, including presentation visuals, tomorrow, Tuesday, February 14th, at 8:00 a.m. Eastern Time.  The live webcast of the conference call, including slides, will be accessible through ADESA’s Web site at www.adesainc.com.  The company recommends that users go to the program at least 10 minutes prior to its start to ensure a connection.  The telephonic replay will be archived on the ADESA Web site through Tuesday, February 28, 2006.

The call will be hosted by ADESA’s Chairman, President and Chief Executive Officer, David Gartzke and Chief Financial Officer, Cam Hitchcock.  The call will feature a review of operating highlights and financial results for 2005 along with an outlook for 2006.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results, the company’s 2006 outlook and the company’s business position are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including: general business conditions; trends in new and used vehicle sales and incentives, including wholesale and used vehicle pricing; economic conditions, including fuel prices, Canadian exchange rate and interest rate fluctuations; competition; market trends;  business development activities, including acquisitions; investments in technology; litigation developments; vehicle production; weather; and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the company’s control, and as such, they involve risks that are not currently known to the company that could cause actual results to differ materially from forecasted results.  The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004 *
	U.S. GAAP Reported	U.S. GAAP Reported

Operating revenues
Auction and related services	$206.7	$192.4
Dealer financing	31.9	31.0
Total operating revenues	238.6	223.4

Operating expenses
Cost of services	127.1	114.9
Selling, general and administrative	58.7	57.6
Depreciation and amortization	10.8	9.4
Total operating expenses	196.6	181.9

Operating profit	42.0	41.5

Interest expense	7.2	8.0
Other income	(2.3)	(1.3)

Income from continuing operations before income taxes	37.1	34.8

Income taxes	13.8	12.8

Income from continuing operations	$23.3	$22.0

Loss from discontinued operations, net of income taxes	(0.2)	(0.1)

Net income	$23.1	$21.9

Earnings per share—basic and diluted
Income from continuing operations	$0.26	$0.24
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.26	$0.24

Weighted average shares outstanding:
Basic	89.57	91.79
Diluted	89.99	92.38

* Amounts restated to reflect the operations of ComSearch, Inc. as discontinued operations.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Year Ended December 31, 2005				Year Ended December 31, 2004 (4)
	U.S. GAAP Reported	Non- Recurring Items		Adjusted	U.S. GAAP Reported	Non- Recurring Items		Adjusted

Operating revenues
Auction and related services	$842.8			$842.8	$808.9			$808.9
Dealer financing	126.0			126.0	116.6			116.6
Total operating revenues	968.8			968.8	925.5			925.5

Operating expenses
Cost of services	473.5			473.5	454.4			454.4
Selling, general and administrative	227.1			227.1	222.2	$(3.0	)(3)	219.2
Depreciation and amortization	40.8			40.8	35.9			35.9
Total operating expenses	741.4			741.4	712.5	(3.0)		709.5

Operating profit	227.4			227.4	213.0	3.0		216.0

Interest expense	31.2			31.2	25.4			25.4
Other income	(8.6)	$0.5	(1)	(8.1)	(4.5)			(4.5)
Loss on extinguishment of debt	2.9	(2.9	)(2)	—	14.0	(14.0	)(2)	—

Income from continuing operations before income taxes	201.9	2.4		204.3	178.1	17.0		195.1

Income taxes	75.8	0.9		76.7	69.1	6.7		75.8

Income from continuing operations	$126.1	$1.5		$127.6	$109.0	$10.3		$119.3

Loss from discontinued operations, net of income taxes	(0.6)				(3.7)

Net income	$125.5				$105.3

Earnings per share—basic
Income from continuing operations	$1.40	$0.02		$1.42	$1.19	$0.12		$1.31
Loss from discontinued operations, net of income taxes	—				(0.04)
Net income	$1.40				$1.15

Earnings per share—diluted
Income from continuing operations	$1.40	$0.01		$1.41	$1.19	$0.11		$1.30
Loss from discontinued operations, net of income taxes	(0.01)				(0.04)
Net income	$1.39				$1.15

Weighted average shares outstanding:
Basic	89.87			89.87	91.22			91.22
Diluted	90.32			90.32	91.45			91.45

(1)         The interest rate swap agreement related to the former Term Loan B facility was terminated in the third quarter of 2005, as a result of the Term Loan B facility being repaid.  Consequently, the $0.5 million unrealized gain on hedge, that was a component of “Other Comprehensive Income” prior to the termination, was recorded as a $0.5 million realized gain in “Other Income” in the third quarter of 2005.

(2)         In the third quarter of 2005, a charge was incurred for the write-off of certain unamortized debt issuance costs associated with the company’s June 2004 credit facility and certain expenses related to the amended and restated credit facility.  Debt prepayment expenses in 2004 consisted of make-whole premiums related to the redemption of the company’s senior notes and write-off of related unamortized debt issuance costs.

(3)         In 2004, transaction-related costs consisted primarily of legal and professional fees associated with the initial public offering and separation from former parent company, ALLETE, Inc.

(4)         Amounts restated to reflect the operations of ComSearch, Inc. as discontinued operations.

ADESA, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	December 31, 2005	December 31, 2004 *

Cash and cash equivalents	$245.9	$309.4
Trade receivables, net	188.6	160.2
Finance receivables, net	253.5	220.1
Other current assets	36.1	42.6

Total current assets	724.1	732.3

Goodwill	532.6	514.6
Intangible and other assets	92.9	91.5
Property and equipment, net	595.9	576.6

Total assets	$1,945.5	$1,915.0

Current liabilities, excluding current maturities of debt	$352.1	$337.0
Current maturities of debt	70.0	37.1

Total current liabilities	422.1	374.1

Long-term debt	362.5	479.0
Other non-current liabilities	71.0	50.5
Stockholders’ equity	1,089.9	1,011.4

Total liabilities and equity	$1,945.5	$1,915.0

* Amounts restated to reflect the operations of ComSearch, Inc. as discontinued operations.